Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Hugh Frater                    or           Richard Shea
         President and CEO                           COO and CFO
         Anthracite Capital, Inc.                    Anthracite Capital, Inc.
         Tel: (212) 754-5535                         Tel: (212) 754-5579

 ANTHRACITE CAPITAL, INC. REPORTS THIRD QUARTER OPERATING EARNINGS UP 27% OVER
          THE PRIOR YEAR AND 11% OVER THE SECOND QUARTER OF 2001

  Operating earnings increase to $0.38 for the Third Quarter up from $0.30 for the prior year period and $0.34 for the second quarter of 2001

 Total earnings per share including trading activity and SFAS 133 adjustments increase to $0.38 in the Third Quarter from $0.32 in the prior year period

            Dividend Yield of 12.9% based on current stock price


New York, NY - October 29, 2001, - Anthracite Capital, Inc. ("the Company") (NYSE: AHR) today reported record third quarter earnings per share from the operating portfolio of $0.38 per share (diluted) versus $0.30 (diluted) for the year earlier quarter. Total earnings including realized gains and losses for the third quarter were $0.40 per share (basic) and $0.38 (diluted) after a SFAS 133 adjustment. Based on the $0.32 per share dividend declared on September 30, 2001, and the October 26, 2001 closing price of $9.89, Anthracite's annualized dividend yield is 12.9%.

The Company's third quarter operating results represent an annualized return on quarter end common stock equity (Annualized ROE) of 21.0% and a net interest margin of 3.64%. Annualized ROE for the year earlier period was 15.7% and the net interest margin was 4.11%. The significant year over year increase in ROE was due to the accretive reinvestment of proceeds from equity raises earlier in 2001, declining borrowing costs and declining expense ratios. The decrease in net interest margin is attributable to the increased allocation of equity to higher credit quality assets.

During the third quarter, investment grade securities increased by $62 million as proceeds were deployed into Residential Mortgage Backed Securities (RMBS). Based on the higher advance rates applicable to RMBS the Company's debt to equity capital ratio increased from 4.3 to 1 at June 30, 2001 to 4.6 to 1 at September 30, 2001. Leverage on commercial credit sensitive holdings was unchanged during the period at approximately 1.03 to 1 debt to equity capital. The Company's cost of borrowing declined steadily throughout the quarter as the Company funded RMBS assets with lower spread liabilities and as LIBOR declined. The average cost of borrowing during the quarter was 4.22% compared to 4.96% for the second quarter. Pursuant to SFAS 133, the Company is required to report hedge ineffectiveness in the Company's earnings. The components of third quarter operating earnings include a reclassification of $1,574,000 of hedge ineffectiveness from interest expense to other gain (losses); the hedge ineffectiveness resulted in a decrease in third quarter earnings per share of $0.03. The cumulative SFAS 133 hedge ineffectiveness for the nine months ended September 30, 2001 including this adjustment is $41,000.

To capitalize on current economic conditions the Company has actively increased its exposure to short-term interest rates over the past year. As anticipated, the Federal Reserve has responded to slowing economic activity by easing short-term rates, which has benefited the Company's borrowing costs. At the same time, the Company has increased the average credit rating of its invested equity to BB+ at September 30, 2001 from BB- at December, 31, 2000 by investing in high quality residential mortgage backed securities. The strong performance of this part of the portfolio due to a very steep Treasury yield curve has effectively balanced the spread widening of the commercial mortgage backed securities (CMBS) portfolio in the wake of the September 11th events. As a result, GAAP book value has increased over the quarter.

GAAP book value at quarter end was $329,276,000 based upon market prices provided by dealers for securities available for sale and held for trading. As the available for sale portfolio matures, the GAAP book value of credit sensitive CMBS securities held by the Company will increase towards its original purchase cost provided that the Company's estimates of expected credit losses are reasonably accurate. The unrealized loss on these securities at September 30, 2001 was $91,333,000. This amount reflects the amount of recovery net of expected losses if the portfolio is held to maturity.

GAAP book value per common share increased approximately 1.5% from $7.92 at June 30, 2001 to $8.03 at September 30, 2001 due to earnings in excess of dividends and gains on the portfolio from decreases in market interest rates. Book value does not include the anticipated $91,333,000 accretion of unrealized loss on CMBS securities.

Hugh Frater, President and CEO of the Company stated, "For the past several quarters we have taken a cautious approach to the commercial real estate markets. Since the beginning of 2001 the Company has increased its liquidity position to over 45% of equity capital and is in a strong position to take advantage of compelling values in the commercial lending and mortgage backed securities markets as they arise. Our recently filed five million share equity offering is intended to further increase our ability to capitalize on these opportunities and will be accretive to both earnings and book value. We expect, based on the current investment pipeline, that most if not all of the proceeds of this raise will be deployed by the end of the year."

Commenting further on the potential equity raise, Mr. Frater stated, "In addition to providing new capital at an opportunistic time for investments, this equity raise is an important part of our consistent and long stated goal of increasing the scale of the Company. We believe the benefits of scale include higher earnings and dividends, enhanced financing flexibility, greater liquidity for investors and lower expense ratios. We have reduced the ratio of expenses to net interest income as the Company has grown and expect to continue to do so over time. Reductions in fees under the Company management contract with BlackRock, Inc. retroactive to July 1st will serve to reduce these expense ratios further going forward. The greater scale of the Company will also enable us to more efficiently pursue our long standing objective of match funding commercial assets via a collateralized debt obligation (CDO). We may be in a position to execute such a transaction the first half of 2002".

BlackRock, Inc. reduced its base management fee from 0.35% to 0.20% of average invested assets rated above BB+, and revised the hurdle rate applicable to the incentive fee from 350 BP over Ten year Treasuries to the greater of 9.5% or 350 BP over Ten year Treasuries. These reductions resulted in savings to the Company of approximately $670,000 in the third quarter.

Review of Existing Credit Exposures

The Company reports GAAP earnings on its commercial mortgage backed securities portfolio net of expected losses over the life of the portfolio. The Company owns $600 million face amount of high yield CMBS, which represents a subordinate interest in $9 billion of first mortgages that have been underwritten by the Company. The Company's expected default ratio of the underlying first mortgage loans is approximately 4.3%. The average severity of losses on expected defaults is projected to be 40%, resulting in a 1.7% expected loss of principal over the remaining eight year weighted average life of the collateral pool. To date, actual losses of .04% over the three-year life of the portfolio have been consistent with these expectations.

The Company's earnings would be affected to the extent actual losses on CMBS collateral were to differ from expected losses. As of September 30, 2001 the reduction in operating earnings for every 50% increase in actual losses over expected losses would be approximately $0.08 per share per year. The Company reviews its loss estimates on a quarterly basis and to date has concluded based on actual portfolio performance that these estimates are reasonable.

Commenting on the credit environment, Mr. Frater stated, "We expect vacancy rates for all property types to increase through the remainder of 2001 and into 2002 as economic activity continues to slow. This will clearly cause real estate values to decline but at the national level we do not expect a repeat of the dramatic devaluations of the early 1990s based on significant differences in today's lending markets and the lower level of speculative development as the cycle has matured. Our analysis suggests that the Company's position as a well-secured lender with substantial equity value beneath it should allow the Company to maintain stable earnings and dividend performance over a range of credit environments."

The total commercial loan portfolio includes over $9 billion of first mortgage loans underlying the CMBS portfolio and $108 million in the mezzanine loan portfolio. To manage this credit risk the Company maintains significant diversification across sectors of the commercial real estate market. Exposure to each sector for the aggregate portfolio is shown on the following table:

           -------------------------------------------------------
           Multifamily                 32.2%
           -------------------------------------------------------
           Retail                      29.9
           -------------------------------------------------------
           Office                      17.1
           -------------------------------------------------------
           Lodging                     9.9
           -------------------------------------------------------
           Industrial                  5.6
           -------------------------------------------------------
           Healthcare                  3.9
           -------------------------------------------------------
           Other                       1.4
           -------------------------------------------------------
           Total                       100.0%
           -------------------------------------------------------


The Company conducts an extensive review of its commercial assets on a quarterly basis. In the aftermath of the September 11th tragedy, particular focus of the Company has been on the lodging sector. The Company has two mezzanine loans on hotel properties, one on a property in San Francisco and one on a group of hotels in and around London. These two loans have an aggregate balance of $53 million and an original weighted average loan to value (LTV) ratio of 66%. Both properties suffered significant drops in occupancy in the second half of September, 2001 but, consistent with industry trends have since stabilized at acceptable, albeit lower levels of occupancy and revenue per available room (REVPAR). Both loans are current and the Company is comfortable that they will perform as scheduled given both the current operating performance of the assets and the $375 million of invested equity at risk beneath the Company's positions.

First mortgages on lodging assets represent 9.5% of the collateral underlying the Company's CMBS portfolio. The average LTV of these properties at underwriting in 1998 was 66%. The latest reported average debt service coverage ratio (DSCR) for these properties was 1.99 times, up from 1.67 times at original underwriting. Based on general weakness in lodging, we expect current coverage ratios to decline. However, if expected losses were to increase 600% on these lodging assets, implying an over 20% default rate, the Company's annual operating earnings would decrease by approximately $0.09. Given such analysis, the Company is comfortable at the present time that lodging exposure is not likely to significantly impact operating results or dividends.

The credit performance of the Company's commercial mortgage backed securities remains consistent with expectations. There are no delinquencies on the Company's direct holdings of commercial mezzanine loans. Delinquencies on first mortgage collateral underlying the Company's subordinate commercial mortgage backed securities (CMBS) positions increased from 0.84% of underlying remaining principal balance at June 30, 2001 to 1.40% at September 30, 2001 as compared to 1.05% at September 30, 2001 for the Lehman Brothers data for the comparable origination vintage. The Company fully expects, and reflects in its existing GAAP earnings, that CMBS collateral delinquencies will increase and losses will occur over time on underlying collateral.

Liquidity Portfolio

The Company has maintained a significant amount of liquidity as economic conditions slowed throughout 2001. At September 30, 2001 the Company held 47% of its equity in cash and highly liquid high credit quality securities. These assets are actively managed and actively hedged until they are redeployed into high yielding commercial real estate assets. The Company views this operation as a way to enhance the yield of its excess liquidity and so manages this operation on a very conservative basis. Maximum aggregate leverage used by the Company is 5:1 and the maximum aggregate long-term interest rate sensitivity is 7.5% of net equity for each 100 basis point move in rates. The alternatives for this portfolio would have been to pay down debt that cost 4.16% during the third quarter, or to invest in overnight cash markets at an average rate of 3.67% for the third quarter. Average leverage on the liquidity portfolio was 8.1:1 during the third quarter. Long-term interest rate sensitivity for this portfolio was approximately 5.0% of net equity for each 100 basis point move in rates.

The composition of the liquid portfolio is 4.9% cash, 14.9% adjustable rate mortgages and 80.2% fixed rate residential mortgages. The fixed rate assets carry coupons of 6.0% or 5.5% and were all purchased at a discount to par. The discounted purchase price provides protection where rates continue to rally and mortgage prepayments rise. This portfolio is actively hedged with a combination of Treasury futures and interest rate swaps.

Improved Dividend Reinvestment Executions Now Available

Anthracite has a dividend reinvestment plan that provides current owners of its common stock with a simple, economical and convenient method of increasing their investment. Even if you are not a current owner of Anthracite Stock, the Company's transfer agent can issue registered stock directly to you without commission or markup. This transaction can be done regardless of whether or not shares are held in street name. To take advantage of this program, shareholders must submit a signed Request for Waiver to the Company. A printable version of the form is available on the Company's website or investors can call or email the Company to obtain the Waiver and instructions via fax.

To request a prospectus and receive enrollment materials or to ask questions about the plan, interested investors and shareholders may contact the Company's transfer agent, The Bank of New York, at 1-800-524-4458 or Investor Relations, Anthracite Capital, Inc. at 212-409-3333. The Company's web site address is www.anthracitecapital.com. The Company used this program to issue over 650,000 shares in the third quarter. The Company is currently offering a 2% discount to the trailing 12 business day average provided the stock price remains above threshold levels established by the Company at the time.

Anthracite is a specialty finance company that is externally managed by BlackRock, Inc., a New York City based investment manager with over $220 billion in global assets under management. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and commercial loan investments and the costs of financing these investments.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Hugh Frater, President and Chief Executive Officer at 212-754-5535 or Richard Shea, Chief Operating Officer and Chief Financial Officer at 212-754-5579, or visit Anthracite's website at www.anthracitecapital.com.



                 Anthracite Capital, Inc. and Subsidiaries
               Consolidated Statements of Financial Condition
                   (in thousands, except per share data)
-------------------------------------------------------------------------------------------------------------------------------
                                                                           September 30, 2001           December 31, 2000
                                                                           ------------------           -----------------
                                                                              (Unaudited)
ASSETS
Cash and cash equivalents                                                                $  70,667                   $  37,829
Restricted cash equivalents                                                                 29,627                       9,484

Securities available for sale, at fair value
     Subordinated commercial mortgage-backed securities (CMBS)            $303,737                      $288,686
     Investment grade securities                                           738,223                       389,436
                                                                         ---------                      --------

Total securities available for sale                                                      1,041,960
                                                                                                                       678,122
Securities held for trading, at fair value                                                 612,260                      54,043
Mortgage loan pools available for sale, at fair value                                            -                      71,535
Commercial mortgage loans, net                                                             100,158                     153,187
Investments in real estate joint ventures                                                    8,464                      10,354
Receivable for investments sold                                                            407,890                           -
Other assets                                                                                18,108                      19,097
                                                                                     --------------                -----------
     Total Assets                                                                      $ 2,289,134                  $1,033,651
                                                                                     ==============                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Borrowings:
    Secured by pledge of subordinated CMBS                                $162,554                      $161,608
    Secured by pledge of other securities available for sale
      and cash equivalents                                                 673,784                       356,491
    Secured by mortgage loan pools                                               -                        67,367
    Secured by pledge of securities held for trading                       591,506                        55,212
    Secured by pledge of investments in real estate joint ventures           1,337                         3,385
    Secured by pledge of commercial mortgage loans                          43,006                        75,279
                                                                        ----------                     ---------
Total borrowings                                                                       $ 1,472,187                    $719,342
Payable for investments purchased                                                          405,633                           -
Distributions payable                                                                       13,622                       9,741
Other liabilities                                                                           37,664                      31,910
                                                                                     --------------             ---------------
     Total Liabilities                                                                   1,929,106                     760,993
                                                                                     --------------             ---------------

10.5% Series A preferred stock, redeemable convertible, liquidation
preference $34,200                                                                          30,752                      30,404
                                                                                     --------------             ---------------



Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized; 35,786 shares issued and outstanding in 2001; and 25,136 shares issued and
     outstanding in 2000                                                                        36                          25
10% Series B Preferred stock, liquidation preference $55,317 in
2001, $56,525 in 2000                                                                       42,086                      43,004
Additional paid - in capital                                                               412,316                     315,533
Distributions in excess of earnings                                                        (10,551)                    (13,437)
Accumulated other comprehensive loss                                                      (114,611)                   (102,871)
                                                                                     --------------             ---------------
      Total Stockholders' Equity                                                           329,276                     242,254
                                                                                     --------------             ---------------
      Total Liabilities and Stockholders' Equity                                        $2,289,134                  $1,033,651
                                                                                     ==============             ===============




                          Anthracite Capital, Inc.
             Consolidated Statements of Operations (Unaudited)
                   (in thousands, except per share data)
-------------------------------------------------------------------------------------------------------------
                                                                       For the Three          For the Nine
                                                                        Months Ended          Months Ended
                                                                       September 30,          September 30,
                                                                           2001                    2001
                                                                    -------------------    ------------------
Operating Portfolio
Income:
    Securities available for sale                                       $ 20,546                 $ 56,997
    Commercial mortgage loans                                              2,941                   13,137
    Mortgage loan pools                                                        -                    1,575
    Trading securities                                                    11,054                   15,821
    Earnings from real estate joint ventures                                 634                    1,318
    Cash and cash equivalents                                              1,071                    2,143
                                                                        --------                 --------
        Total income                                                      36,246                   90,991
                                                                        --------                 --------

Expenses:
    Interest                                                               9,178                   31,452
    Interest - trading securities                                          7,589                   10,867
    Management and incentive fee                                           3,154                    8,060
    Other expenses - net                                                     78                     1,047
                                                                        --------                 --------
        Total expenses                                                    19,999                   51,426
                                                                        --------                 --------
Income from operating portfolio                                           16,247                   39,565
                                                                        --------                 --------

Other gain (losses):
Gain on sale of securities available for sale                                175                    7,256
Gain on securities held for trading                                        1,875                    2,443
Foreign currency (loss) gain                                                 (91)                      18
Loss on impairment of asset                                                    -                   (5,702)
Hedge ineffectiveness                                                     (1,574)                      41
Incentive fee attributable to other gains                                   (149)                    (359)
                                                                        --------                 --------
       Total other gain                                                      236                    3,697
                                                                        --------                 --------

Income before cumulative transition adjustment                            16,483                   43,262
                                                                        --------                 --------

Cumulative transition adjustment - SFAS 133                                    -                   (1,903)
                                                                        --------                 --------

Net Income                                                                16,483                   41,359
                                                                        --------                 --------

Dividends and accretion on preferred stock                                 2,290                    6,866
                                                                        --------                 --------

Net Income available to Common Shareholders                               14,193                   34,493
                                                                        ========                 =========

Income from operating portfolio per share:
    Basic                                                                  $0.39                    $1.03
    Diluted                                                                $0.38                    $0.99

Net income per share, basic:
      Income before cumulative transition adjustment                       $0.40                    $1.15
      Cumulative transition adjustment - SFAS 133                              -                    (0.06)
                                                                        --------                 --------
      Net income                                                           $0.40                    $1.09
                                                                        ========                 =========

Net income per share, diluted:
      Income before cumulative transition adjustment                       $0.38                    $1.09
      Cumulative transition adjustment - SFAS 133                              -                    (0.05)
                                                                        --------                 ---------
      Net income                                                           $0.38                    $1.04
                                                                        ========                 =========

Weighted average number of shares outstanding:
    Basic                                                                 35,397                   31,637
    Diluted                                                               39,595                   35,799